                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 Stepan Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                STEPAN COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be held on April 30, 2002
                                 at 9:00 a.m.

To the Stockholders:

   Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY will be held at the Company's Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 30, 2002, at 9:00 a.m., for the following purposes:

       1. To elect three Directors to the Board.

       2. To transact such other business as may properly come before the meeting.

   The Board of Directors has designated the close of business on March 1, 2002, as the record date for determining holders of 51/2% Convertible Preferred Stock and Common Stock entitled to notice of and to vote at the meeting.

   A copy of the Company's Annual Report for the year 2001 is enclosed with this notice.

                                          By order of the Board of Directors

                                          KATHLEEN M. OWENS
                                            Assistant Secretary

Northfield, Illinois
March 28, 2002

   The Board of Directors of the Company extends a cordial invitation to all stockholders to be present at the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

                                                                 March 28, 2002

                                PROXY STATEMENT

                   For the Annual Meeting of Stockholders of

                                STEPAN COMPANY

                      Edens Expressway and Winnetka Road
                          Northfield, Illinois 60093

                   To be held at 9:00 a.m. on April 30, 2002

   The enclosed proxy is solicited by the Board of Directors of the Company and the entire expense of solicitation will be borne by the Company. Such solicitation is being made by mail and the Company may also use its Officers and its regular employees to solicit proxies from stockholders personally or by telephone or letter. Arrangements will be made with the brokers, custodians, nominees, or other fiduciaries who so request for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in that connection.

   At the close of business on March 1, 2002, the record date for the meeting, there were 583,469 shares of 51/2% Convertible Preferred Stock ("Preferred Stock") outstanding, each share of which is convertible into 1.14175 shares of Common Stock and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming the Preferred Stock were converted, there would be 9,503,624 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

   This proxy statement and proxy are being sent or given to stockholders commencing on or about March 28, 2002. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

                            PRINCIPAL STOCKHOLDERS

   As of March 1, 2002, the only persons known to the Company to beneficially own more than five percent of the Company's Common Stock were the following:

                                                 Number of Shares of
                                                     Common Stock
                                              Beneficially Owned (2)(9)
                                            ---------------------------
                                                                                     Percentage of
                                            Voting and/or Investment Power            Outstanding
                                            ---------------------------     Total      Shares of
Name(1)                                       Sole              Shared      Shares   Common Stock
-------                                     ---------           -------    --------- -------------
F. Quinn Stepan (4)........................ 1,812,855(6)(7)(10) 609,918(3) 2,422,773     25.4%
Plan Committee for Stepan Company Qualified
  Plans....................................   933,925(5)(8)                  933,925      9.8%
Paul H. Stepan (4).........................    13,922           609,918(3)   623,840      6.5%
Dimensional Fund Advisors Inc..............   609,800(11)                    609,800      6.4%

   As of March 1, 2002, the only persons known to the Company to beneficially own more than five percent of the Company's Preferred Stock were the following:

                                         Number of Shares
                                        of Preferred Stock
                                      Beneficially Owned (2)
                                  ---------------------------
                                                                          Percentage of
                                  Voting and/or Investment Power           Outstanding
                                  ---------------------------    Total      Shares of
Name(1)                              Sole              Shared    Shares  Preferred Stock
-------                             ------            -------    ------- ---------------
F. Quinn Stepan (4)..............    12,812           166,480(3) 179,292      30.7%
Paul H. Stepan (4)...............     4,193           166,480(3) 170,673      29.2%
Plan Committee for Stepan Company
  Qualified Plans................    96,728(5)(8)                 96,728      16.5%
Mary Louise Wehman (4)...........    89,684                       89,684      15.3%
John Stepan (4)..................    76,872                       76,872      13.1%
Charlotte Stepan Flanagan (4)....    35,244                       35,244       6.0%

--------
 (1) Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
 (2) Represents number of shares beneficially owned as of March 1, 2002. Number of shares owned includes shares held by the spouses of F. Quinn Stepan and Paul H. Stepan and shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members where the trustee or custodian has voting or investment power.
 (3) F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership which is the sole general partner in another family-owned limited partnership which owns 419,840 shares of Common Stock and 166,480 shares of Preferred Stock. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul H. Stepan.
 (4) F. Quinn Stepan, Paul H. Stepan, John Stepan, Mary Louise Wehman and Charlotte Stepan Flanagan are the children of the late Mary Louise Stepan.
 (5) The members of the Plan Committee are J.A. Hartlage, W.J. Klein and F.Q. Stepan, Jr., all of whom are employees of the Company.
 (6) Includes 4,709 shares of Common Stock allocated to F. Quinn Stepan under the Employee Stock Ownership Plan.
 (7) Includes 378,686 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans.
 (8) Represents shares held by Citibank, F.S.B. ("Citibank") as Trustee for the Company's Trust for Qualified Plans. Citibank is also the Trustee for the Company's Employee Stock Ownership Plan. Citibank expressly denies any beneficial ownership in the securities of these Plans.
 (9) Includes the number of shares of Common Stock which the specified person has the right to acquire by conversion of Preferred Stock beneficially owned by such person.
(10) Includes 271,356 shares of Common Stock credited to F. Quinn Stepan's stock account under the 1992 Management Incentive Plan. Under the 1992 Management Incentive Plan, amounts credited to an employee's stock account at termination of his employment may be paid in Common Stock at the employee's election.
(11) Dimensional Fund Advisors Inc. ("Dimensional"), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 609,800 shares of Company stock as of December 31, 2001. These shares are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's Officers and Directors, and persons who own more than 10 percent of the Company's Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes all persons subject to Section 16(a) reporting filed the required reports on time.

                             ELECTION OF DIRECTORS

   The persons named in the enclosed Proxy will vote for the election of the nominees named below as Directors of the Company to hold office until the Annual Stockholders' Meeting to be held in the year 2005.

   Under the Company's Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by shares that withhold authority to vote in the election.

   In the event any one or more of such nominees shall be unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed Proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Nominees For Director

   The following table sets forth certain information about the nominees for
Director:

                                                              Year of    Number and Percent
                       Principal Occupation and Business       First    of Shares of Common
                     Experience During the Past Five Years, Election as  Stock Beneficially
Name of Nominee           Other Directorships and Age        Director         Owned(1)
---------------      -------------------------------------- ----------- -------------------
Thomas F. Grojean... Chairman and Chief Executive              1977          48,706(2)    *
                     Officer of Burlington Motor Carriers,
                     Inc. Chairman, Chief Executive
                     Officer and sole owner of Schanno
                     Transportation, Inc. Both firms are
                     nationwide truckload freight carriers.
                     Burlington Motor Carriers, Inc. filed
                     for Chapter 11 bankruptcy protection
                     in July 2001.
                     Age--63

James A. Hartlage... Senior Vice President--Technology         1984       1,014,314(3) 10.6%
                     and Operations of the Company                               (4)
                     since 1995; Senior Vice President--                         (6)
                     Technology of the Company from                              (7)
                     1992 to 1995.
                     Age--64

F. Quinn Stepan, Jr. President and Chief Operating             1999       1,186,105(3) 12.4%
                     Officer of the Company since                                (5)
                     February 1999; Vice President and                           (6)
                     General Manager--Surfactants of the
                     Company from 1997 to 1999; Vice
                     President, Global Laundry and
                     Cleaning Products of the Company
                     from 1996 to 1997.
                     Age--41

   * Less than one percent of outstanding shares.
--------
(1) Represents number of shares beneficially owned as of March 1, 2002. Number of shares includes shares owned by the spouse of a Director and shares held by a Director or their spouse as trustee or custodian for the benefit of children and family members where the trustee or custodian has voting or investment power.
(2) Includes 6,176 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(3) Includes all shares deemed beneficially owned by the Plan Committee, of which J.A. Hartlage and F.Q. Stepan, Jr. are members. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement dated June 1, 1996, with Citibank, F.S.B. See Principal Stockholders.
(4) Includes 12,916 shares of Common Stock which J.A. Hartlage has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans and 2,768 shares allocated to J.A. Hartlage under the Employee Stock Ownership Plan.
(5) Includes 129,040 shares of Common Stock which F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans, 1,103 shares allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan, and 11,449 shares credited to F. Quinn Stepan, Jr.'s stock account under the 1992 Management Incentive Plan. F. Quinn Stepan, Jr. is the son of F. Quinn Stepan and the nephew of Paul H. Stepan.
(6) See Note (5) to tables under Principal Stockholders.
(7) See Note (9) to tables under Principal Stockholders.

Directors Whose Terms Continue

   The following table sets forth certain information about those Directors who are not up for reelection as their term of office does not expire this year:

                          Principal Occupation and             Year of           Number and Percent
                         Business Experience During             First            of Shares of Common
                            the Past Five Years,             Election as  Term   Stock Beneficially
Name of Director         Other Directorships and Age          Director   Expires      Owned (1)
----------------  ------------------------------------------ ----------- ------- ------------------
Robert D. Cadieux Private Investor. From 1993 to January        1992      2003       34,145(2)   *
                  1995, President and Chief Executive
                  Officer of Air Liquide America
                  Corporation, a manufacturer of industrial
                  gases. From 1991 to 1993, Executive
                  Vice President of Amoco Corporation.
                  From 1983 to 1991, President of Amoco
                  Chemical Company. Trustee of Illinois
                  Institute of Technology.
                  Age--64

Robert G. Potter. Private Investor. Chairman and Chief          1995      2004       11,074(3)   *
                  Executive Officer of Solutia Inc., the
                  former chemical businesses of Monsanto
                  Company, from 1997 to 1999. Chief
                  Executive of the chemical businesses of
                  Monsanto Company from 1986 to 1997.
                  Executive Vice President of Monsanto
                  Company from 1990 to 1997 and an
                  Advisory Director of Monsanto Company
                  from 1986 to 1997. Director of Arch
                  Coal Inc.
                  Age--62

F. Quinn Stepan.. Chairman and Chief Executive Officer of       1967      2004    2,422,773(4) 25.4%
                  the Company since November 1984.                                       (5)
                  President and Chief Operating Officer of                               (6)
                  the Company from 1973 to                                               (7)
                  February 1999.                                                         (8)
                  Age--64

Paul H. Stepan... Chairman of SA Inc., a real estate            1977      2003      623,840(2)  6.5%
                  development firm. President and Director                               (4)
                  of Paul Stepan & Associates, Inc., a real                              (7)
                  estate development firm since June 1985.
                  General Partner of Stepan Venture which
                  is involved in various venture capital
                  investments. General Partner of various
                  partnerships having an interest in certain
                  real estate which is unrelated to the
                  business of the Company; one such
                  partnership, in which he is an officer of
                  the general partner, filed for Chapter 11
                  bankruptcy protection in February 1998
                  and has been successfully refinanced and
                  discharged. Executive Director, Mesirow
                  Financial, an investment banking
                  operation, from 1993 to May 1998.
                  Age--58

   * Less than one percent of outstanding shares.

--------
(1) See Note (1) to table under Nominees for Director.
(2) Includes 6,176 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(3) Includes 3,744 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(4) See Note (3) to tables under Principal Stockholders.
(5) See Note (6) to tables under Principal Stockholders.
(6) See Note (7) to tables under Principal Stockholders.
(7) See Note (9) to tables under Principal Stockholders.
(8) See Note (10) to tables under Principal Stockholders.

Stock Ownership of Directors and Officers

   The following table sets forth as of the close of business on March 1, 2002, the stock ownership of those Officers listed in the Compensation Table who are not Directors and the stock ownership of Directors and Officers as a group on such date:

                                         Number and Percent of Shares
                                               of Common Stock
                       Name                 Beneficially Owned(1)
                       ----              ----------------------------
           Walter J. Klein.............. 945,377(2)         9.9%
           Anthony J. Zoglio............  26,865(3)           *
           All Directors and Officers(4)  3,907,276        41.1%

   * Less than one percent of outstanding shares.
--------
(1) Number of shares for each Officer (and Directors and Officers as a group) includes (a) shares owned by the spouse of the Director or Officer and shares held by the Director or Officer or his spouse as trustee or custodian for the benefit of children and family members where the trustee has voting or investment power and (b) shares of Common Stock which may be acquired within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans or conversion of Preferred Stock.
(2) Includes 1,765 shares allocated to Walter J. Klein under the Employee Stock Ownership Plan and 9,687 shares that Walter J. Klein has the right to acquire under stock option plans. Also includes all shares deemed beneficially owned by the Plan Committee, of which Walter J. Klein is a member. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement dated June 1, 1996, with Citibank, F.S.B. See Principal Stockholders.
(3) Includes 443 shares allocated to Anthony J. Zoglio under the Employee Stock Ownership Plan, 14,058 shares that Anthony J. Zoglio has the right to acquire under a stock option plan, and 3,274 shares credited to Anthony J. Zoglio's stock account under the 1992 Management Incentive Plan.
(4) As of March 1, 2002, all Directors and Officers as a group beneficially owned 183,985 shares of Preferred Stock, which represented 31% of the outstanding Preferred Stock and were convertible into 210,064 shares (2.2%) of Common Stock. As of March 1, 2002, Company-employed Directors and Officers as a group had the right to acquire 587,610 shares of Common Stock under stock options exercisable within 60 days, 14,158 shares of Common Stock were allocated to Company-employed Directors and Officers under the Employee Stock Ownership Plan, and 300,378 shares of Common Stock were credited to stock accounts of Company-employed Directors and Officers under the 1992 Management Incentive Plan.

Board of Directors and Committee Meetings

   There were four regular meetings and one special meeting of the Board of Directors during 2001. During 2001, none of the Directors attended fewer than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member.

   The Board of Directors has an Audit Committee consisting of three outside independent Directors which held three meetings in 2001. The functions of the Audit Committee include annual consideration of the selection of independent auditors, meeting with the auditors before the year-end audit to review the proposed scope of work of the audit, meeting with the auditors at the completion of the year-end audit to review the results of the audit, review of the auditors' memorandum setting forth findings and suggestions regarding internal control, financial policies and procedures and management's response thereto, review of the internal audit program of the Company and review of unusual or significant financial transactions. The members of the Audit Committee are Messrs. Cadieux, Grojean and Potter.

   The Board of Directors has a Compensation and Development Committee which held two meetings in 2001. The functions of the Compensation and Development Committee include reviewing the salaries of the Officers of the Company each year, adjusting them as appropriate, approving all management incentive awards and approving proposals for granting of stock options. The members of the Compensation and Development Committee are Messrs. Cadieux, Grojean, Potter and
P. Stepan.

   The Board of Directors has no Nominating Committee.

Compensation of Executive Officers and Directors

   The following table sets forth a summary of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the years indicated.

                                                          Long-Term
                                     Annual Compensation Compensation
                                     ------------------- ------------
                                                          Awards of      All Other
  Name and Principal Position   Year  Salary     Bonus     Options    Compensation(1)
  ---------------------------   ---- --------  --------  ------------ ---------------
F. Quinn Stepan................ 2001 $519,333  $      0          -0-      $19,362
  Chairman and CEO              2000  500,667         0   69,793 shs       19,673
                                1999  483,333   284,200          -0-       29,163

F. Quinn Stepan, Jr............ 2001 $370,000  $      0          -0-      $12,185
  President and COO             2000  346,667         0   49,237 shs       13,029
                                1999  307,500   180,810   42,895 shs       17,420

James A. Hartlage.............. 2001 $301,333  $ 18,080          -0-      $11,261
  Senior Vice President--       2000  289,667    69,520   20,275 shs       11,768
  Technology and Operations     1999  277,333   120,363          -0-       16,783

Walter J. Klein................ 2001 $206,333  $ 49,520          -0-      $ 7,618
  Vice President---Finance      2000  198,333         0   13,862 shs        8,201
                                1999  190,333    57,290          -0-       11,446

Anthony J. Zoglio.............. 2001 $204,000  $ 34,762          -0-      $ 6,600
  Vice President--              2000  189,083    40,388   18,390 shs        7,086
  Manufacturing and Engineering 1999  180,214    60,552          -0-       10,083

--------
(1) For 2001, represents awards under the Company's Employee Stock Ownership Plan ("ESOP") of dividends on shares in each listed individual's ESOP account as follows: Mr. Stepan: $3,367; Mr. Stepan, Jr.: $789; Mr.
    Hartlage: $1,980; Mr. Klein: $1,263; and Mr. Zoglio: $317. Also includes awards of $5,236 under the Company's Profit Sharing Plan ("Profit Sharing") as well as awards under the Company's Supplemental Profit Sharing Plan as follows: Mr. Stepan: $10,759; Mr. Stepan, Jr.: $6,160; Mr. Hartlage:
    $4,045; Mr. Klein: $1,119; and Mr. Zoglio: $1,047. The $5,236 Profit
    Sharing amount was restricted due to limitations imposed by the Revenue Reconciliation Act of 1993.

   The following table provides information concerning exercises during 2001 of stock options and as to option values at year-end.

2001 Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                            Number of Securities      Value of Unexercised
                       Shares              Underlying Unexercised    In-the-Money Options at
                     Acquired on  Value   Options at 2001 Year-End        2001 Year-End
Name                  Exercise   Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                 ----------- -------- ------------------------- -------------------------
F. Quinn Stepan..... 70,000 shs  $418,687    378,686/69,793 shs        $2,678,534/176,577
F. Quinn Stepan, Jr.        -0-       -0-    129,040/49,237 shs        $  456,790/115,481
James A. Hartlage... 30,000 shs  $313,250     48,516/20,275 shs        $  191,894/ 51,298
Walter J. Klein..... 24,150 shs  $159,609      9,687/13,862 shs        $        0/ 35,072
Anthony J. Zoglio...        -0-       -0-     14,058/18,390 shs        $   34,428/ 46,528

Directors' Fees

   Directors who are not also Officers of the Company are currently being paid an annual Director's fee of $41,000 plus $1,450 for attendance at each Board of Directors meeting, Audit Committee meeting and Compensation and Development Committee meeting. No such fees are paid to Directors who are also Officers of the Company. Under the Company's 1965 Directors' Deferred Compensation Plan, the Company has entered into agreements with certain of its non-employee Directors under which a Director, at his election, may defer receipt of his Director's fees and such deferred fees are (i) used to purchase shares of the Company's Common Stock and such shares and future distributions thereon are deposited in the Director's account, (ii) credited to the Stepan Company Deferred Income Account, (iii) used to purchase shares of selected publicly-traded mutual funds or (iv) divided equally between the purchase of shares of the Company's Common Stock, the Stepan Company Deferred Income Account and shares of selected publicly-traded mutual funds. Funds in the Stepan Company Deferred Income Account may not be used to purchase shares of the Company's Common Stock, but earn interest at the same rate as bonds with a maturity of ten years. At the election of a Director, deferred payments may be made in shares of Stepan Common Stock or cash based on the fair market value of the Director's account at distribution, which commences, depending upon the terms of the agreement with the particular Director, upon retirement as a Director or from active or professional life or at any time between ages 60 to 70, with payments being made periodically over a period of five to ten years.

   In addition, the 2000 Stock Option Plan provides for the granting of a stock option, as of the date of the annual meeting of the Company's stockholders in calendar years 2002, 2004, 2006 and 2008 to each non-employee Director serving as a Director of the Company on such date to purchase the number of shares of Common Stock determined by dividing the non-employee Director's annual retainer fee for the applicable year by the fair market value of a share of Common Stock on the date of the grant. The exercise price of each share of Common Stock under a stock option granted to a non-employee Director will be equal to the fair market value of a share of Common Stock on the date of the grant or, if greater, par value. The exercise price may be paid, upon exercise, in cash, in shares of Common Stock or in any combination of cash or Common Stock as the non-employee Director completes two continuous years of service as a non-employee Director following the date of the grant, but not more than ten years after the date of the grant. The 2000 Stock Option Plan sets forth restrictions upon the exercise of stock options by non-employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

   The Company has a non-qualified, non-funded retirement income plan for the benefit of the non-employee Directors. The plan provides for a benefit after ten years of service of 50 percent of the annual Director's fee at retirement plus two percent for each year served on the Board in excess of ten years with a maximum 25 years credit in excess of ten years. Benefits commence at 70 years of age.

Retirement Plans

   The Company has a non-contributory retirement plan (the "Retirement Plan") covering all salaried employees that provides for a maximum pension benefit equal to 50 percent of the employee's average base compensation, reduced by an amount equal to 50 percent of the employee's primary Social Security benefit at age 65, for employees with 30 years of service who retire at or after age 63. Base compensation is computed on the average base salary for the five highest consecutive earnings years during the last 15 years prior to retirement. The amount of salary taken into account for any year is subject to certain limitations contained in the Internal Revenue Code ($170,000 in 2001, to be indexed in future years for inflation in accordance with IRS regulations, and subject to certain transition rules for prior years in which greater amounts of salary were permitted to be taken into account). The Company also has a non-qualified supplemental retirement plan (the "SERP") for designated executives. The SERP replaces benefits under the qualified plan that would otherwise be denied due to Internal Revenue Code limits on qualified plan benefits. The following table sets forth the maximum annual retirement income payable under the Retirement Plan and the SERP, prior to reduction by an amount equal to 50 percent of projected age 65 Social Security benefits, at age 63 for indicated salaries and lengths of service.


                                     Years of Service
                              -------------------------------
                  Base Salary   15      20      25      30
                  ----------- ------- ------- ------- -------
                   $170,000..  42,500  56,667  70,833  85,000
                    300,000..  75,000 100,000 125,000 150,000
                    400,000.. 100,000 133,400 166,600 200,000
                    500,000.. 125,000 166,667 208,333 250,000
                    600,000.. 150,000 200,000 250,000 300,000

   The years of credited service and the 2001 base salary (determined without regard to the limitation imposed by the Internal Revenue Code) for each of the Officers named in the cash compensation table are as follows:

                                        Years of
               Name of Individual   Credited Service Base Salary
               ------------------   ---------------- -----------
               F. Quinn Stepan.....        40         $519,333
               F. Quinn Stepan, Jr.        16          370,000
               James A. Hartlage...        24          301,333
               Walter J. Klein.....        20          206,333
               Anthony J. Zoglio...        10          204,000

                            STOCK PERFORMANCE GRAPH

   The following performance graph compares the yearly change since December 31, 1996, in cumulative return on the Common Stock of the Company on a dividend reinvested basis to the Dow Jones Chemical Industry Index and the Russell 2000 Index. The Dow Jones Chemical Industry Index is a market-capitalization weighted grouping of 34 chemical companies, including major manufacturers of both basic and specialty products. Stepan Company is not included in this Index. The Russell 2000 Index is a market-capitalization weighted grouping of 2,000 small to medium sized companies in a broad range of industries. Stepan Company was a part of the Russell 2000 Index during 2001. The graph assumes $100 was invested on December 31, 1996, and shows the cumulative total return as of each December 31 thereafter.

                                    [CHART]

         Stepan      Dow Jones Chemical    Russell 2000
         Company     Industry Index*       Index
1996     $100.00     $100.00               $100.00
1997     $148.78     $120.78               $122.36
1998     $136.36     $106.83               $119.24
1999     $122.78     $130.95               $144.59
2000     $128.43     $113.88               $140.22
2001     $135.68     $113.54               $143.72

                       Cumulative Value at December 31**

-----------------------------------------------------------------------------------
                                              December 31
-----------------------------------------------------------------------------------
                                     1996    1997    1998    1999    2000    2001
-----------------------------------------------------------------------------------
 Stepan Company                     $100.00 $148.78 $136.36 $122.78 $128.43 $135.68
-----------------------------------------------------------------------------------
 Dow Jones Chemical Industry Index* $100.00 $120.78 $106.83 $130.95 $113.88 $113.54
-----------------------------------------------------------------------------------
 Russell 2000 Index                 $100.00 $122.36 $119.24 $144.59 $140.22 $143.72
-----------------------------------------------------------------------------------

--------
* The Dow Jones Chemical Industry Index was reconstituted in 2000 in order to include more companies and reflects restated data for 1996 through 1999.
** Assumes $100.00 invested on December 31, 1996, in Stepan Company Common
   Stock, Dow Jones Chemical Industry Index and Russell 2000 Index.

                         REPORT OF THE AUDIT COMMITTEE

   The Company's Audit Committee is comprised of the following non-employee
Directors: Messrs. Cadieux, Grojean and Potter. Each of these Directors satisfies the New York Stock Exchange's definitions for independence. During 2001, Mr. Cadieux served as Chairman of the Committee.

   The Audit Committee is governed by a formal, written charter that has been approved by the full Board of Directors of the Company.

   The Audit Committee has:

   (a) reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001;

   (b) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

   (c) received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditor's independence; and

   (d) considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

   Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          Robert D. Cadieux
                                          Thomas F. Grojean
                                          Robert G. Potter

                                          AUDIT COMMITTEE

             REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

   The Company's executive compensation program is administered by the Compensation and Development Committee of the Board of Directors, which is composed of the following non-employee Directors: Messrs. Cadieux, Grojean, Potter and P. Stepan. During 2001, Mr. Grojean served as Chairman for the Committee. All issues pertaining to corporate officer compensation are submitted to the Committee for approval prior to implementation. The Committee, as requested, reviews non-officer compensation for those reporting to the Chief Executive Officer or the President.

   The Company's guiding philosophy in executive compensation is that:

   (a) The base pay of executive officers should reflect job responsibilities and performance, and should be competitive internally, to like or comparable positions, as well as externally, to like or comparable positions within the chemical industry. The Company uses job evaluation and measurement techniques consistent with contemporary industrial practice. Compensation policy is established in accordance with data supplied by Watson Wyatt, an independent compensation consulting firm, for base pay trends and data in the chemical industry.

Within specific position salary ranges, the base salary level for each executive officer is determined in accordance with performance standards set by Company policy and in compliance with position in the salary range and the merit increase guidelines published annually for all salaried employees. A separate determination is made when an executive officer is promoted or assumes additional responsibilities, which may result in an increase in excess of the merit increase guideline.

During 2001, merit increases for executive officers approximated the Company's merit guideline. Merit increases averaged 4.1%, while one officer's increase was 9.4% to accommodate a promotion and progress into his salary range.

       The Chairman and Chief Executive Officer's (CEO) salary range is determined by the same process and procedures as those of other executive officers. The Committee, in accordance with the salary merit increase guidelines, adjusts the CEO's salary. During 2001, the CEO's base earnings increased by 4.0% over the prior year.

   (b) The incentive pay of executive officers is directly related to Company performance and, in the case of all positions reporting to the CEO or the President, against a set of annual, individual performance targets. The Committee establishes Company incentive targets at the beginning of each calendar year. As applicable, individual performance targets are also established at the beginning of each calendar year. In years where the Company performs well against its economic targets, significant performance bonuses may be earned; if targets are not achieved, incentive bonuses are proportionately lower or may not be paid at all.

       All executive officers have a minimum of 25% of their incentive bonus based on the overall performance of the Company, measured against targets for (a) Net Income and (b) Return on Invested Capital. The Committee approves these targets and percents for each calendar year. The typical arrangement is that half of the total is measured against Net Income targets and half against targets for Corporate Return on Invested Capital.

       In 2001, the Net Income result for the Company was below the Marginal level of the incentive target as set by the Committee. As a result, no incentive awards were made to executives for this factor for 2001.

       In 2001, the Return on Invested Capital result for the Company was below the Marginal level of the incentive target as set by the Committee. As a result, no incentive awards were made to executives for this factor for 2001.

       The remainder of each individual executive officer's incentive bonus is based on performance measures set by mutual agreement between the executive and the CEO or the President. During 2001, the average incentive award for executive officers under this part of the plan was 11.2%.

       The CEO's and the President's incentive compensation are determined solely by the annual financial results of the Company. For 2001, no incentive bonus was paid to the CEO or the President.

   (c) Executive officers receive stock option grants on a regular schedule in order to promote retention of proven executives, to recognize outstanding job performance and to encourage a focus on corporate performance results, which in turn enhance the likelihood of increases in the value of Common Stock.

       Stock options are granted in even-numbered years to those executives and executive officers approved by the Committee and identified as having significant impact on the financial results and economic success and well-being of the Company. The Committee approves all stock option awards. The size of stock option awards is based on two factors: job performance and the potential of each executive or executive officer to impact the costs, sales and/or profitability of the Company that may thus contribute to the value of the Common Stock held by stockholders.

       In addition, stock options are granted to executive officers at other times based on other factors that the Committee determines to be relevant. Such actions are occasioned by election, promotion or extraordinary job performance results. During 2001, stock options were granted to one executive officer due to his election.

   (d) The Board of Directors believes that ownership of Company stock by executives and executive officers is desirable in order to focus both short and long-term decision making on the best interests of the Company. In 2001, the Committee maintained the following policy guidelines:

       1. Executive officers of the Company should own a minimum of Company stock approximating two times their annual base salary paid by the Company; and

       2. Other executives (defined as those who are Level Four participants in the Company Management Incentive Plan) should own a minimum of Company stock approximating one times their annual base salary paid by the Company.

       Stock shares may be owned directly, through the Company Stock Purchase Plan or the Company Employee Stock Ownership Plan, or in shares held in a deferred Management Incentive Plan account. Stock options not exercised are not considered "owned stock" for the purpose of this policy.

       The Company realizes that time must be allowed to realize this targeted goal. In 2000, the Committee approved a five-year time frame for executives and executive officers to achieve such ownership.

   (e) Under current levels of compensation and because certain plans, including grants under stock option plans prior to May 6, 1997, are "grandfathered" under current IRS regulations, the Company is unlikely to be affected by the one million dollar limit set forth in Section 162(m) of the Internal Revenue Code ("the Code") on the deductibility of compensation for purposes of calculating federal income tax. However, with respect to future years, the Committee intends to consider the application of Section 162(m) of the Code to the Company's compensation plans and practices, and will consider possible changes thereto that may be necessary to qualify future compensation paid to executive officers for deductibility under Section 162(m) of the Code to the extent that such changes would be consistent with the Company's compensation philosophy and in the best interests of the Company.

                                          Robert D. Cadieux
                                          Thomas F. Grojean
                                          Robert G. Potter
                                          Paul H. Stepan

                                     THE COMPENSATION AND DEVELOPMENT COMMITTEE

                        ACCOUNTING AND AUDITING MATTERS

   Upon the recommendation of its Audit Committee in 2001, the Board of Directors selected and employed Arthur Andersen LLP ("Andersen") as the Company's independent public accountants to audit the financial statements of the Company and its subsidiaries for fiscal year 2001. Andersen's report dated February 11, 2002, on the financial statements of the Company and its subsidiaries is included in the Company's Annual Report on Form 10-K for fiscal year 2001. The Company received a letter from Andersen dated March 18, 2002, stating that Andersen represents that the 2001 audit of the Company was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

   Upon the recommendation of its Audit Committee on February 11, 2002, the Board of Directors appointed Andersen as independent public accountants for the Company and its subsidiaries for fiscal year 2002. In March 2002, following completion of the 2001 audit, the Company, under the direction of members of the Audit Committee, commenced an evaluation of the retention of Andersen as the Company's independent public accountant to audit the financial statements of the Company and its subsidiaries for fiscal year 2002. As of March 25, 2002, the Company was continuing to actively evaluate potential candidates for independent auditors for the 2002 fiscal year. The Audit Committee and the Board of Directors expect to make a determination on this matter prior to the Company's Annual Meeting of Stockholders.

   Representatives of Andersen are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

Audit Fees

   The aggregate fees billed by the Company's independent auditor for professional services rendered in connection with the audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for fiscal year 2001, as well as for the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during the 2001 fiscal year, totaled $453,000.

Financial Information Systems Design and Implementation Fees

   No fees were billed to the Company by the Company's independent auditor for professional services related to financial information systems design and implementation in fiscal year 2001.

All Other Fees

   The aggregate fees billed by the Company's independent auditor for professional services during fiscal year 2001, other than those described above, totaled $544,200. These services were provided for various miscellaneous matters, including $179,000 for internal audit fees.

   In connection with the audits for the two most recent fiscal years and through March 25, 2002, there have been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

   Andersen's reports on the financial statements of the Company for the last two years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

                  STOCKHOLDER PROPOSALS--2003 ANNUAL MEETING

   In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2003 Annual Meeting in accordance with Securities and Exchange Commission Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 28, 2002.

   A stockholder that intends to present business at the 2003 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2002 Annual Meeting is scheduled for April 30, 2002, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 30, 2003.

                                 OTHER MATTERS

   In connection with any other business that may properly come before the meeting and of which the Board of Directors is not now aware, votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of a majority of the persons present and acting under the Proxy.

   In order to ensure the presence of the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed Proxy card promptly in the envelope provided. No postage is required if mailed in the United States. Even though you sign and return your Proxy card, you are invited to attend the meeting.

                                          By order of the Board of Directors

                                          KATHLEEN M. OWENS
                                            Assistant Secretary

Northfield, Illinois
March 28, 2002

     Stepan Company

     [_] Mark this box with an X if you have made changes to your name or address details below.

     [BAR CODE APPEARS HERE}

     MR A SAMPLE
     DESIGNATION (IF ANY)
     ADD 1
     ADD 2
     ADD 3
     ADD 4
     ADD 5
     ADD 6

                                                       000000  0000000000 0 0000

                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext
                                                       000000000.000 ext

                                                       Holder Account Number

                                                       C 1234567890  J N T

                                                       [BAR CODE APPEARS HERE]

Use a black pen. Print in
      -----
CAPITAL letters inside the grey
areas as shown in this example.  [A][B][C]  [1][2][3]  [X]

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------

[A]  Election of Directors

The Board of Directors recommends a vote "FOR" the listed nominees.

                                For   Withhold
01 - Thomas F. Grojean          [_]     [_]

02 - James A. Hartlage          [_]     [_]

03 - F. Quinn Stepan, Jr.       [_]     [_]

[B] Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1                    Signature 2                     Date (dd/mm/yyyy)

----------------------------   ------------------------        __/__/____

[_] A518                         1 U P X                              007N8C

================================================================================
Proxy - Stepan Company
================================================================================

Annual Meeting of Stockholders to be held April 30, 2002

This proxy is solicited on behalf of the Company's Board of Directors

I, the undersigned, hereby appoint Kathleen M. Owens and James E. Hurlbutt, or either of them (the "Proxies"), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 30, 2002, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposal set forth below:

     Election of Directors, Nominees: Thomas F. Grojean, James A. Hartlage and
     F. Quinn Stepan, Jr.

In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)